Exhibit 99.2

National Mentor, Inc. Receives Requisite Consents for

Consent Solicitation for its Outstanding

9 5/8% Senior Subordinated Notes due 2012

Boston, Massachusetts, June 12, 2006 — National Mentor, Inc. (the “Company”) today announced the results to date of its previously announced tender offer for any and all outstanding $150,000,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2012 (CUSIP No. 63688XAB0) (the “Notes”) and related consent solicitation pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 25, 2006 (the “Offer to Purchase”). As of 5:00 p.m., New York City time, on June 12, 2006 (the “Consent Date”), which was the deadline for holders to tender their Notes in order to receive the Total Consideration (as defined below) including the $30.00 consent payment, holders of approximately $149,250,000 in aggregate principal amount of Notes, representing approximately 99.5% of the outstanding Notes, had tendered their Notes pursuant to the tender offer and consent solicitation.

Adoption of the proposed amendments to the indenture relating to the Notes required the consent of holders of at least a majority of the aggregate principal amount of outstanding Notes. Accordingly, the requisite consents to adopt the proposed amendments described in the Offer to Purchase have been received, and a supplemental indenture to effect the proposed amendments has been executed. The proposed amendments will not become operative until payment for all validly tendered Notes is made by the Company.

The total consideration for each $1,000 principal amount of Notes (the “Total Consideration”), which will be payable in respect of Notes that were validly tendered and are accepted for payment and consents that were validly delivered on or prior to the Consent Date, will be $1,134.68 per $1,000 principal amount of Notes, which includes a $30.00 payment payable only in respect of Notes that were tendered on or prior to the Consent Date. In addition, holders will be paid accrued and unpaid interest on the tendered Notes up to, but not including, the settlement date.

Notes may be tendered pursuant to the tender offer until 8:00 a.m., New York City time, on June 29, 2006 (the “Expiration Date”), or such later date and time to which the Expiration Date is extended, unless the tender offer is earlier terminated by the Company. Holders who validly tender Notes after 5:00 p.m., New York City time, on June 12, 2006, but on or prior to the Expiration Date will not be eligible to receive the consent payment of $30.00 per $1,000 principal amount of the Notes. Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the supplemental indenture eliminating substantially all of the restrictive covenants in the indenture even though they have not consented to the amendments.

Subject to the terms and conditions of the tender offer and consent solicitation, payment for the tendered Notes will be made on or promptly after the Expiration Date.

The tender offer and consent solicitation is subject to the satisfaction of certain conditions, including (1) the merger of NMH MergerSub, Inc., a wholly-owned indirect subsidiary of NMH Investment, LLC, an affiliate of Vestar Capital Partners V, L.P., with and into National Mentor Holdings, Inc., the parent company of the Company; (2) the Company having repaid its obligations under its existing senior secured credit facilities pursuant to a refinancing of those facilities; and (3) certain other customary conditions. The Company may waive some or all of these conditions in its sole discretion and may amend, extend or terminate the tender offer and consent solicitation in its sole discretion.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at (800) 322-2885 (U.S. Toll Free) and (212) 929-5500 (collect).

The Company has engaged J.P. Morgan Securities Inc. to act as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan Securities Inc., at (212) 270-9769. U.S. Bank National Association is the Depositary for the tender offer and consent solicitation and can be contacted at (800) 934-6802.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. This announcement is also not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of Notes should tender their notes or give their consent.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. The MENTOR Network provides services to clients in 33 states.

Some of the matters discussed in this press release may constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, risks and uncertainties related to the capital markets generally, the availability of financing for National Mentor Holdings, Inc.’s pending merger and those factors or conditions described under “Risk Factors” and other cautionary statements in National Mentor Holdings, Inc.’s  filings with the Securities and Exchange Commission at www.sec.gov. We are under no duty to update any of the forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved.

Additional information about The MENTOR Network and its services is available on the company’s website at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.